Exhibit 99.5

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references to my name appearing in the Registration Statement on Form S-4 and all subsequent amendments and in the accompanying prospectus forming a part thereof relating to the offering of RITA Medical Systems, Inc. (“RITA”) common stock in connection with the Agreement and Plan of Merger, dated as of May 12, 2004, by and among RITA, Hornet Acquisition Corp. and Horizon Medical Products, Inc.

/s/    Robert D. Tucker

June 23, 2004